Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cumulus Media Inc.:
We consent to the use of our report dated March 17, 2008, with respect to the consolidated balance sheets of Cumulus Media Inc. and subsidiaries (The Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule for the years ended December 31, 2007, 2006 and 2005, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference.
Our report dated March 17, 2008, on the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2007, refers to the Company’s adoption of the Statement on Financial Accounting Standards No. 123R, Share Based Payment, effective January 1, 2006, and the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective January 1, 2007.

/s/ KPMG LLP
Atlanta, Georgia
December 22, 2008